Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 4, 2023

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated June 14, 2023, with respect to the balance sheets of My Racehorse CA, LLC and its listed Series as of December 31, 2022 and 2021 and the related statements of operations, member's equity/deficit, and cash flows for the calendar year periods of 2022 and 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC